Exhibit 10.1

Confidential

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is effective May 10, 2010
(the "Effective Date"), by and between:

GWENDOLYN FYFE, M.D.	and	Pharmacyclics, Inc. 995 East Arques Avenue Sunnyvale, CA 94085-4521
an Individual (hereinafter "Consultant")		a Delaware corporation, (hereinafter "Pharmacyclics").

Consultant and Pharmacyclics hereby agree as follows:

1.
This Agreement relates to Consultant providing services as a consultant to Pharmacyclics with the title of Special Advisor to the Chief Executive Officer of Pharmacyclics.   In such consulting role, Consultant shall provide such professional services specifically agreed upon by Consultant and the Chief Executive Officer.

2.
Pharmacyclics will retain Consultant commencing as of the Effective Date and continuing until such time as either party elects to terminate this Agreement as provided in Section 15 below, or the parties mutually agree that Consultant shall become an employee of Pharmacyclics. Within five (5) business days following expiration or termination of this Agreement (other than due to Consultant becoming an employee of Pharmacyclics), Consultant will promptly return to Pharmacyclics any equipment provided by Pharmacyclics to Consultant for performing services under this Agreement, including but not limited to, the building access key.

3.
For Consultant's services and all other obligations assumed by Consultant hereunder, Pharmacyclics agrees to pay and Consultant agrees to accept compensation at the rate of Twenty-Five Thousand Dollars ($25,000.00) per month for twenty (20) hours per week, for the time actually spent by Consultant in performing services or in business travel as requested by Pharmacyclics pursuant to this Agreement, provided that on a quarterly basis, Pharmacyclics shall pay Consultant an additional fee of $312.50 for each hour performed by Consultant in excess of 240 hours in the immediately preceding calendar quarter based on the itemized statement as provided at the end of this Section 3.  Pharmacyclics will provide Consultant, on an as needed basis, with appropriate on site space and furnish the necessary equipment for Consultant to perform her services for Pharmacyclics.  Pharmacyclics will also reimburse Consultant for reasonable, documented, authorized travel and out-of-pocket expenses.  Original receipts for expenses above Twenty-Five Dollars ($25.00) incurred in performing services under this Agreement will be submitted to Pharmacyclics by Consultant.  Travel will be in accordance with Pharmacyclics’ Travel Policy (copy provided upon request) except as otherwise approved by the Chief Executive Officer. In addition the parties agree to an option agreement which currently is presented to the Compensation Committee for approval. The maximum compensation payable, excluding travel and other expenses, under this Agreement for services performed by Consultant over the duration of this Agreement and pursuant to this Agreement is Twenty-Five Thousand ($25,000) per month, plus additional compensation at the rate of $312.50 per hour in excess of 240 hours per quarter as invoiced by Consultant to the Company.  At the end of each calendar month in which Consultant has rendered services requested by Pharmacyclics under this Agreement, Consultant will submit an itemized statement of time and expenses devoted to such services.

In order for Consultant to perform those services as noted in Paragraph 1 above, Pharmacyclics will provide Consultant with a laptop computer,  Serial No.  LR-AFY37, appropriate software and a Pharmacyclics email account.  Pharmacyclics’ IT Department shall provide consultant with a secure method for electronic communication with Pharmacyclics to enable Consultant to electronically transfer data required to provide services under this Agreement.

Consulting Services Agreement

Consultant agrees to the following:

-	the laptop and software provided by Pharmacyclics will be exclusively used by Consultant solely for the performance of those services as noted in Paragraph 1 above;

-	laptop being provided is installed with the appropriate software, any installation of additional software will be performed by Pharmacyclics’ employees at its principal place of business;

-	programs shall not be modified as to their set-up or configuration by Consultant in any way;

-	use of these programs shall continue as long as the Consultant is employed by Pharmacyclics; and

-
no person other than Consultant shall or have knowledge of any user names or passwords used to access the Pharmacyclics network, nor shall Consultant share access to the VPN software with any other users.”

4.
Prior to the Effective Date, Consultant provided consulting services to Pharmacyclics from April 10, 2010 through May 10, 2010. All term of this Agreement apply for that period as well.  Pharmacyclics and Consultant agreed that Pharmacyclics would compensate Consultant for such service at the rate of Four Hundred and Fifty Dollars ($450.00) per hour for actual time spent by Consultant in providing services.  In addition, Pharmacyclics agrees to pay Consultant for travel and other expenses. Original receipts for expenses above Twenty-Five Dollars ($25.00) incurred in performing services under this Agreement will be submitted to Pharmacyclics by Consultant.  In addition, Pharmacyclics shall reimburse Consultant for the actual tax and other professional fees payable by Consultant in connection with the preparation of this Agreement in an amount not to exceed $800.

5.
It will be Consultant's sole obligation to report all compensation for services received by Consultant from Pharmacyclics to the appropriate federal, state and local tax authorities as where applicable.  To the extent required by applicable federal, state and local laws or regulations, Pharmacyclics will also report and/or withhold from, payments made to Consultant under this Agreement.  Please provide the taxpayer identification number for Consultant in the space provided below.

Upon request, Consultant agrees to provide Pharmacyclics supporting documentation of all employment taxes due with respect to the compensation payable to Consultant hereunder.  If it is later determined that compensation payable hereunder is “employee wages” subject to payroll and employment taxes, the amount of compensation owed hereunder shall be reduced by an amount equal to the payroll and employment taxes which Pharmacyclics is required to pay with respect to such compensation.  In addition, in the event that a later determination that such payment is “employee wages” would entitle Consultant or its agents to participate in any benefit plan maintained by Pharmacyclics, Consultant hereby elects not to participate in any such benefit plan.

6.
Pharmacyclics’ liaison for the direction of Consultant’s services will be Robert W. Duggan, Chairman and CEO or such other person as Pharmacyclics may later designate.  All communications, reports and itemized statements should be directed to such individual at Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California 94085-4521.

7.
In order to facilitate Consultant’s services under this Agreement, it may be necessary for Pharmacyclics to disclose certain data and other proprietary or confidential information to Consultant (including without limitation proprietary or confidential information of third parties disclosed to Pharmacyclics by third parties), and/or to provide Consultant with samples, which, together with any information generated by Consultant in performing Consultant’s services for Pharmacyclics hereunder (collectively, “Proprietary Information”), Consultant agrees to retain in strict confidence and not to disclose or transfer to any party other than as authorized in writing by Pharmacyclics.   Consultant further agrees not to use any Proprietary Information for any purposes other than those of this Agreement.  Consultant represents and warrants that all of its employees, contractors and agents that will have access to any Proprietary Information are subject to written obligations of confidentiality and non-use with respect to such Proprietary Information at least as restrictive as those set forth herein.  Upon completion of Consultant’s services hereunder, Consultant will return all tangible forms of Proprietary Information in its possession to Pharmacyclics, unless directed otherwise by Pharmacyclics.  These obligations of confidentiality and non-use will survive the expiration or termination of this Agreement, but will not apply to any information that:

Consulting Services Agreement

(a)	was previously known to Consultant from a source other than Pharmacyclics as evidenced by Consultant’s written records,

(b)	is lawfully obtained by Consultant from a source independent of Pharmacyclics, without breach of an obligation of confidentiality, or

(c)	is now or becomes public knowledge other than by breach of this Agreement.

Nothing in this Section shall prevent Consultant from disclosing Proprietary Information that is required by legal process to be disclosed by order of a court, government agency or the like having competent jurisdiction, provided that Consultant first notifies Pharmacyclics in writing, discloses only such portion of the Proprietary Information as is required to be so disclosed and cooperates with Pharmacyclics in seeking protective order(s) or injunctive relief to protect the confidentiality of such Proprietary Information.

8.	Consultant’s confidentiality, non-use and other obligations under this Agreement will survive for ten (10) years following any expiration or termination of this Agreement.

9.
Consultant understands and acknowledges that the United States securities laws prohibit any person who has material non-public (“inside”) information about a company from purchasing or selling securities of such company, and prohibits communicating such information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company.  Consultant further acknowledges that Pharmacyclics’ Proprietary Information can constitute such material non-public information.

10.
Any and all information, data, results, materials, writings, documentation, processes, templates, surveys, forms, inventions and discoveries, whether or not patentable or copyrightable, made by or on behalf of Consultant individually or in conjunction with others, as a result of services rendered under this Agreement, and all intellectual property rights therein and thereto (collectively, “Intellectual Property”) will be the sole and absolute property of Pharmacyclics, and Consultant hereby assigns all right, title, and interest in and to the Intellectual Property to Pharmacyclics.  Without limiting the generality of the foregoing, Pharmacyclics will have the unrestricted right to use, reproduce, modify, distribute, display and make derivative works of all writings, documents and results generated under or otherwise resulting from this Agreement, whether in written, graphic, electronic or other media. Consultant will promptly disclose to Pharmacyclics any and all Intellectual Property. At Pharmacyclics’ request, and without further compensation, Consultant will undertake all further actions required to perfect Pharmacyclics’ title to, and enjoyment of, the Intellectual Property, at Pharmacyclics’ expense.

Consulting Services Agreement

11.
Consultant agrees not to publish or otherwise disclose information, data, results, etc. that they received or developed pursuant to this Agreement regardless of whether the information, data, results, etc. constitute as Pharmacyclics’ Proprietary Information.

12.
Consultant represents and warrants that (a) this Agreement does not conflict with Consultant's duties and obligations under any other agreement to which Consultant is a party; (b) Consultant is free to provide any and all information and materials that Consultant will furnish to Pharmacyclics in connection with its services; (c) Consultant has not been “debarred” by the United States Food and Drug Administration (“FDA”), nor have debarment proceedings been commenced against Consultant, nor will Consultant use in any capacity the services of any person debarred by FDA in performing under this Agreement; (d) Consultant’s performance under this Agreement will conform with all applicable industry standards and federal, state and local laws, rules and regulations; and (e) all employees, agents and contractors of Consultant that perform any services under this Agreement are under a written obligation to assign any and all right, title and interest in any Intellectual Property to Consultant.  Consultant will promptly inform Pharmacyclics in writing should any conflict or possible conflict of duties and obligations arise, or of any debarment, or the commencement of any debarment or like proceedings against Consultant during the term of this Agreement.

13.
Consultant's status with Pharmacyclics will be, at all times during the term of this Agreement, that of an independent contractor.  Consultant is not a Pharmacyclics employee and is not entitled to participate in any of Pharmacyclics’ benefits or insurance programs (including, but not limited to, stock options, paid holidays, paid time off, retirement plans, health, worker’s compensation and unemployment insurance).  Consultant will, to the extent applicable, maintain worker’s compensation insurance covering Consultant and/or Consultant’s employees providing services hereunder, and upon request, provide a certificate of such insurance coverage to Pharmacyclics.

14.
Nothing in this Agreement will be construed to give Consultant the power or authority to act or make representations for, or on behalf of, or to bind or commit Pharmacyclics.  Accordingly, Consultant agrees not to use or refer to the name of Pharmacyclics, particularly in connection with or suggesting the endorsement of any products or services, in any public statements, promotion or advertising, whether verbal or written, including, but not limited to shareholder reports, prospectuses, communications with stock market analysts, press releases or other communications with the media, without Pharmacyclics’ written permission, which written permission will not be unreasonably withheld.

15.
Either party may terminate this Agreement by thirty (30) days written notice.  In the event of such termination, Pharmacyclics will pay Consultant for an additional 30 days of service and any outstanding amounts due for services satisfactorily performed, and will reimburse Consultant for all actual, documented out-of-pocket costs reasonably incurred by Consultant prior to such termination.  Consultant’s consulting services shall be deemed to end 90 days after notice after such written notice but shall not require further cash payments except as provided above in this Section 15.

16.	This Agreement is personal to Consultant and may not be assigned transferred or subcontracted without Pharmacyclics’ written consent.

Pharmacyclics may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of Consultant when such assignment is to a successor-in-interest to substantially all of the business assets of such party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction.  Any permitted successor or assignee of rights and/or obligation hereunder will, in a writing to the other party, expressly assume performance of such rights and/or obligations.

Consulting Services Agreement

Any assignment or attempted assignment by either party in violation of the terms of this Section will be null and void and of no legal effect.  This Agreement will be binding upon and will inure to the benefit of each party’s successors-in-interest and permitted assigns.

17.	The parties agree that the existence of this Agreement and the contents shall not be disclosed by either party without the prior written consent of the other party.

18.
In order to avoid the potential for conflicts of interest, Consultant, if currently employed, agrees to inform his or her current employer that Consultant is rendering services to Pharmacyclics in exchange for compensation.  Consultant will notify Pharmacyclics immediately in writing of any objection such employer may have to the arrangement set forth in this Agreement.  Pharmacyclics reserves the right to terminate this Agreement upon written notice in the event of any potential or actual conflicts of interest.

19.
Pharmacyclics agrees indemnify, hold harmless and pay for the defense and liabilities imposed on Consultant as a result of any and all claims arising from or in connection with Consultant’s consulting services under this Agreement.

20.
Paragraphs 1, 2, 3, 4, 6, 7, 8, 9, 10, 11, 12, 13, 16, 17, 18, 19, 20 and 21will survive any termination of this Agreement.  Termination of this Agreement will not affect any accrued rights, liabilities or obligations of either party.

20.
This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and there are no other agreements or understandings, verbal or written, between the parties.  The terms of this Agreement can be modified only by the mutual written agreement of the parties.  Any waiver of any right or obligation hereunder may only be made in writing, and will be effective only as to the circumstance or period referenced in such writing.  This Agreement will not be strictly construed against either party, irrespective of which party is deemed to have drafted the provision at issue.  If any provision of this Agreement is found to be unenforceable or invalid, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and such provision will be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law.  This Agreement will be interpreted and enforced in accordance with the laws of California, notwithstanding the choice of law principles of California or those of any other jurisdiction.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  The parties agree that delivery of an executed counterpart signature hereof by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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Consulting Services Agreement

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

CONSULTANT		PHARMACYCLICS, INC.

By:	/s/ Gwendolyn Fyfe, M.D.	By:	/s/ Robert W. Duggan
Robert W. Duggan
Print Name:	Gwendolyn Fyfe, M.D.		Chairman & CEO

Date:

Date

Tax ID No.